Exhibit 10.40

December 7, 2011

PERSONAL AND CONFIDENTIAL

Mr. Robert Gaffey

32 Amherst Road

Belmont, MA 02478

Re:  Continued Services and General Release

Dear Bob,

This letter is intended to summarize the terms of your service with Lantheus Medical Imaging, Inc. (the “Company”) as a consultant following your retirement as an employee of the Company on the Transition Date (as defined below).  Please read this agreement and general release (this “Agreement”) carefully.  If you agree to its terms, please sign in the space provided below and return it to me on or before January 21, 2012 as provided in Section 5.c. below.

1.              Retirement; Continued Consulting Services.  Unless otherwise modified or terminated prior to the Transition Date, you will be retiring as an employee of the Company effective as of the close of business on January 3, 2012 (the “Transition Date”). Your employment with the Company shall continue until your retirement on the Transition Date, at which time your employment with the Company shall cease and end in all respects.  Following the Transition Date and through March 30, 2012, you shall be a consultant to the Company and shall provide consulting services to the Company equal to an average of 24 hours per week at an hourly rate described below, generally present at the Company’s offices. Beginning April 1, 2012 and through April 8, 2018, you shall remain as a consultant to the Company providing consulting services at an hourly rate described below as may be determined, if at all, from time to time by the Company in its sole discretion and mutually agreed to by you; provided, however, that such services shall not exceed an aggregate of 120 hours per calendar year (and in the case of 2012 only, the calendar year shall be measured from April 1, 2012 through December 31, 2012). For the purposes of this Agreement, the term “Term” shall mean the period of time from the Transition Date through April 8, 2018 or such earlier date as is specified below.  After April 1, 2012 you will not be required to be present at the Company’s offices unless requested by the Company for the performance of such consulting services; it being understood that the Term shall automatically end on any Breach Date or the date on which the Company terminates your services hereunder for “Cause” (as defined under the Employee Shareholders Agreement (as defined below)).

2.              Compensation; Benefits.  In consideration of you agreeing to provide consulting services to the Company hereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, during the Term you shall receive or be entitled to the following:

a.              Hourly rate.  You shall be entitled to compensation at the rate (the “Hourly Rate”) of (i) $200 per hour for the period from the Transition Date through March 31, 2012, to be paid bi-weekly in accordance with the Company’s customary pay practices, and (ii) $150.00 per hour for all periods thereafter, to be paid within 30 days after such services are rendered subject to the confirmation thereof by the Company.

b.              Options.  Notwithstanding the cessation of your employment with the Company on the Transition Date or anything to the contrary contained in the Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan (the “Plan”) and that certain Lantheus MI Holdings, Inc. 2008 Equity

Incentive Plan Option Grant Award Agreement dated as of April 8, 2008 (the “Option Agreement”), during the Term you shall be eligible to continue to vest in your outstanding options to purchase Company common stock (“Options”) pursuant to, and in accordance with, the terms of the Plan and the Option Agreement, as amended hereby.

c.               Dividend Equivalent Rights.  For the avoidance of doubt, you shall be eligible to continue to vest in your outstanding dividend equivalent rights (“Dividend Equivalent Rights”) granted to you pursuant to the terms of the Plan and that certain Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan Dividend Equivalent Right Award Agreement (Time Options) dated as of March 21, 2011 and that certain Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan Dividend Equivalent Right Award Agreement (EBITDA Options) dated as of March 21, 2011 (collectively, the “DER Agreements”), subject to, and in accordance with, the terms and conditions of the Plan, the DER Agreements and the Option Agreement (as amended and modified by Section 3 b. of this Agreement).

d.              Expenses Reimbursement.  During the Term, the Company shall reimburse you for reasonable and necessary expenses actually incurred by you directly in connection with the performance of any consulting services hereunder upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company from time to time; provided, however, that you shall present all such proper receipts or other proof of expenditure promptly following the date the expense was incurred, but in no event later than one (1) week after the date the expense was incurred, and reimbursement shall be made promptly thereafter.

e.               No Other Compensation.  You hereby acknowledge and agree that, except as set forth in this Agreement or as otherwise required by applicable law, you shall not be entitled to any other compensation or benefits from the Company as a result of the cessation of your employment with the Company on the Transition Date, your provision of services during the Term, or the termination of the Term or your services at any time, other than any 401(k), pension or post-retirement benefits with respect to which you are vested as of the Transition Date; it being understood that you will not be entitled nor have any right to receive any severance as a result of the cessation of your employment with the Company or at the end of the Term under any benefit plan or severance policy generally available to the Company’s employees or otherwise.

f.                Unemployment Benefits.  The Company agrees that it will not contest any application you may make for unemployment benefits.  The Company makes no promise or representation regarding your eligibility for unemployment compensation.

3.              Clawback.              Notwithstanding anything to the contrary contained in this Agreement, the Option Agreement or the DER Agreements, should you breach the terms and conditions of the restrictive covenants as set forth in Exhibit A attached hereto (each, a “Restrictive Covenant Breach”), then:

a.                                      Any Options that (i) vested on or after the Transition Date and that are outstanding and unexercised as of the date of any such breach (the “Breach Date”), or (ii) are outstanding and unvested as of the Breach Date, in each case, shall immediately be forfeited by you without consideration;

b.                                      You may exercise any Options that vested prior to the Transition Date and that are outstanding and unexercised as of the Breach Date, subject to, and in accordance with, the terms and conditions provided in the Option Agreement and subject to the terms of the Employee

Shareholders Agreement (as defined below) (including the repurchase rights in favor of Lantheus MI Holdings, Inc. (“Holdings”) thereunder); and

c.                                       Any outstanding and unvested Dividend Equivalent Rights, together with any vested Dividend Equivalent Rights that have not yet been paid to you as of the Breach Date, in each case, shall immediately be forfeited by you without consideration.

You hereby acknowledge and agree that a Restrictive Covenant Breach shall be considered a “Termination Event” for the purposes of Section 4.03 of the Employee Shareholders Agreement and a Breach Date shall be the “Termination Date” under the Employee Shareholders Agreement.

For the purposes hereof, “Employee Shareholders Agreement” shall mean the Employee Shareholders Agreement, dated as of May 30, 2008, among Lantheus MI Holdings, Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., ACP-Lantern Co-Invest LLC and the employee shareholders party thereto, as the same may be amended or modified from time to time.

4.              Independent Contractor Status.

a.            Relationship of Parties.  Both parties intend and agree that the relationship between you and the Company established by this Agreement following the Transition Date is that of independent contractor, and nothing contained in this Agreement shall be construed to: (i) give the Company the authority to direct and control your day-to-day activities; or (ii) allow you to create or assume obligations on behalf of or otherwise bind the Company.

b.            Independent and Discretion.  The manner, means, details or methods by which you perform your obligations under this Agreement during the Term shall be solely within your discretion.  The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by you to perform your obligations under this Agreement during the Term, and nothing in this Agreement shall be construed to grant the Company any such authority.  Subject to Exhibit A attached hereto, you shall be free to dispose of such portion of your time, energy and skill during the Term as you are not obligated to devote under this Agreement in such a manner as you see fit and to such persons, firms or companies as you deem advisable, limited only by the terms contained herein.  Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by you during the Term in accordance with your independent judgment.  You shall perform your services during the Term substantially in accordance with generally accepted practices and principles of the industry.

c.             No Benefits.  The parties acknowledge and agree that, pursuant to this Agreement, during the Term, you, as an independent contractor, are not entitled to participate in any employee benefit arrangements provided by the Company to its employees, except as otherwise provided under COBRA.

d.            No Company Liability for Taxes.  During the Term, you accept the exclusive and sole responsibility and liability for payment of any and all taxes and insurance (including but not limited to unemployment insurance and/or disability insurance) you may owe to any governmental authority, with respect to or on account of any payments made or actions taken by the Company during the Term under this Agreement.  You shall indemnify and hold harmless the Company from any liability, claims and demands for payment of taxes, penalties or interest, social security, disability benefits and other withholdings, deductions and/or payments that may be imposed by any governmental authority, or otherwise authorized from, based upon or required by reason of the payments made to you during the Term as provided in this Agreement.

5.              General Release.

a.              In consideration of the pay and benefits set forth in this Agreement and other valuable consideration, the sufficiency of which you hereby acknowledge, you agree to and do waive any claims you may have for employment by the Company following the Transition Date.  You, on your own behalf and on behalf of your heirs, estate and beneficiaries, further do hereby release the Company, any of its subsidiaries, parent companies or affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators or fiduciaries, insurer or any such entities, and its and their successors and assigns and others related to such entities (collectively, the “Company Releasees”), from any and all claims made, to be made, or that might have been made of whatever nature, whether known or unknown, from the beginning of time, including, but not limited to, those that arose as a consequence of your employment with the Company, any act committed or omitted during the existence of such employment relationship, or arising out of the separation from the Company, all up through and including the date of your execution of this Agreement, including, but not limited to, those that were, could have been or could be the subject of an administrative or judicial proceeding filed by you or on your behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for back pay, front pay, wages, bonus, fringe benefits, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practice Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Pay and Maternity Benefits Law, the Massachusetts Equal Rights for Elderly and Disabled Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Age Discrimination Law, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.  You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Company and the persons and entities described above, whether known, unknown or suspected.  Notwithstanding the foregoing: (i) You do not waive your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participate in an investigation conducted by the EEOC; however, you expressly waive your right to monetary relief should any administrative agency, including, but not limited to, the EEOC, pursue any claim on your behalf, (ii) you do not waive any claims and/or rights to indemnification pursuant to the Company’s certificate of incorporation, charter or bylaws, applicable law, and under any Company D&O policy, and (iii) you do not waive any claims and/or rights to vested benefits (including to any vested ERISA benefits) or any claims that may not be waived by applicable law, including, but not limited to, claims of retaliation under Section 806 of the Sarbanes-Oxley Act, Section 23 of the Commodity Exchange Act, Section 21F of the Securities Exchange Act of 1934 or Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or a claim challenging the validity of this waiver and release paragraph brought under the Age Discrimination in Employment Act of 1967, as amended.  You also understand that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which you sign this Agreement.

b.              You acknowledge that by signing this Agreement, (i) you do so of your own free will, (ii) it is your intention to be legally bound by its terms and (iii) no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.  You further acknowledge that you have carefully read this Agreement and know and understand its contents and its binding legal effect, including the waiver and release of claims set forth above.

c.               You shall have up to 45 days from the date of this Agreement (i.e., until January 21, 2012) to consider the meaning and effect of this Agreement (including, without limitation, the general release contained herein), although you may sign the Agreement sooner, if that is your wish.  You may also wish to consult with an attorney and acknowledge both that you have had the opportunity to do so and that we are advising you to do so.  You have seven (7) days following the date you sign this Agreement to revoke this Agreement by delivering a written notice of such revocation as provided in Section 11 below.  Notwithstanding anything to the contrary contained in this Agreement, if you do not sign this Agreement by January 21, 2012, or if you revoke this Agreement within the applicable seven (7) day period, this Agreement shall have no force and effect and shall be void ab initio.

6.              Restrictive Covenants.  You acknowledge and recognize that the services you provided to the Company were extraordinary and unique and that you were privy to highly confidential and proprietary information that would be valuable to a competitor of the Company and that any employment or services rendered by you to a competitor of the Company would inevitably require you to use the Company’s highly confidential and proprietary information, and, accordingly, in consideration of the compensation and benefits set forth herein, including, but not limited to, the extension of vesting under the Option Agreement and the DER Agreements, the tolling during the Term of Holdings’ repurchase rights under the Employee Shareholders Agreement with respect to the equity interests you hold in Holdings, and other valuable consideration, you agree to be bound by the terms and conditions of the restrictive covenants as set forth in Exhibit A attached hereto.

7.              Cooperation.  Upon prior request, you agree to cooperate with the Company or its affiliates in connection with any present or future litigation or regulatory proceeding brought or threatened against the Company or any of its affiliates to the extent the Company or any affiliate deems your cooperation necessary.  Such cooperation may include, but shall not be limited to, meeting with counsel for the Company or its affiliate at mutually convenient times and providing testimony if so requested.  The Company or its affiliate shall compensate you at the Hourly Rate for your cooperation under this paragraph other than for testifying at a deposition, at trial or in an administrative hearing and shall reimburse you for reasonable pre-approved out-of-pocket expenses (including, without limitation, legal fees and disbursements) incurred by you or on your behalf as a result of such cooperation.

8.              No Admission; Affirmations.  Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing or violation of law.  You affirm that:

a.               You have not filed or caused to be filed and are not presently a party to any claim against the Company, unless noted below under your signature;

b.               You have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled from the Company;

c.                You have been granted by the Company any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

d.               You have no known workplace injuries or occupational diseases regarding your employment at the Company, unless previously reported;

e.                You have not divulged any proprietary or confidential information of the Company and shall continue to maintain the confidentiality of such information consistent with the Company’s policies and your agreement(s) with the Company and/or common law; and

f.                 You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

In addition, you affirm by your signature below that you are not aware of any wrongdoing, regulatory violations or corporate fraud committed by the Company or its employees unless previously reported to the Company in writing.

9.              Miscellaneous; Employee Shareholders Agreement.

a.               This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, oral or written, relating to your employment by the Company or the termination thereof, except for: (a) your rights to indemnification, as set forth in the Company’s and/or the Company’s parent company’s charter, articles of incorporation and/or bylaws, and in any applicable D&O liability insurance policy, which rights remain in full force and effect (i.e., notwithstanding anything to the contrary herein, nothing in this Agreement shall negatively impact or otherwise negatively affect your eligibility for indemnification coverage under any charter, article of incorporation, bylaw, D&O liability policy or employment practices liability policy), (b) any agreements you have signed concerning non-competition, assignment of invention and the protection and non-disclosure of the company’s confidential information and trade secrets, which shall remain in full force and effect in accordance with the terms of any such agreements; provided, however, that the restrictive covenants contained in this Agreement and Exhibit A supersede those set forth in any previous agreement signed by you to the extent inconsistent therewith, (c) the Option Agreement and the DER Agreements, each as amended and modified hereunder, and (d) the Employee Shareholders Agreement.  You acknowledge and agree that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement and general release, except those stated in this Agreement.  This Agreement may not be modified except in writing, signed by you and by a duly authorized officer of the Company.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

b.               You agree and acknowledge that, with respect to the shares of capital stock of Holdings, the Options you hold and the shares of Holdings Stock issuable upon the exercise of such Options, you continue to be subject to the terms of the Employee Shareholders Agreement.  Furthermore, notwithstanding anything to the contrary in the Employee Shareholders Agreement, herein or otherwise, a Restrictive Covenant Breach, a termination of your employment with the Company prior to the Transition Date, your breach of this Agreement, the termination of your service hereunder by the Company for “Cause” (as defined in the Employee Shareholders Agreement) or the expiration of the Term, shall be a Termination Event, and the date on which any of the foregoing occurs shall be the Termination Date, under the Employee Shareholders Agreement, including but not limited to Section 4.03 thereof.

c.                Notwithstanding the foregoing or anything to the contrary herein or in the Employee Shareholders Agreement, the cessation of your employment with the Company on the Transition Date, in and of itself, shall not be considered a Termination Event under the Employee Shareholders Agreement.

10.       Enforceability.  In the event that any one or more of the provisions of this agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement, including Exhibit A, is held to be excessively broad as to duration, scope or activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. The foregoing shall be in addition to and not in limitation of Section 6 of Exhibit A.

11.       Waiver.  A failure of either you or the Company to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

12.       Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Lantheus Medical Imaging, Inc.
331 Treble Cove Rd.
Bldg. 600-1
N. Billerica, MA 01862
Attention: Philip Lockwood,
Vice President Human Resources

If to you, to your last known address on file with the Company.

13.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without regard to its choice-of-law rules.

14.       Dispute Resolution.  Any controversy or claim arising out of or related to any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and nonappealable arbitration in Boston, Massachusetts by a single arbitrator.  Subject to the following provisions, the arbitration shall be conducted in accordance with the Employment Rules of American Arbitration Association then in effect.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney’s fees and expenses).  Notwithstanding anything in this paragraph to the contrary, the Company shall be entitled to seek temporary and preliminary injunctive relief in a court of competent jurisdiction as set forth in Exhibit A.

15.       Section 409A.  Notwithstanding anything to the contrary contained in this Agreement:

a.              The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b.              With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, however, that this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect and (ii) such payments shall be made on or before the last day of you taxable year following the taxable year in which the expense occurred.

16.       Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.       Assignment.  This Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you.  Any purported assignment or delegation by you in violation of the foregoing shall be null and void and of no force or effect.  This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

On behalf of the Company, I look forward to your continued service.

Very truly yours,

Lantheus Medical Imaging, Inc.

/s/ Philip C. Lockwood

By:	Philip C. Lockwood
Vice President, Human Resources

[employee’s signature page follows]

I hereby acknowledge that (1) I have read this Agreement and general release, (2) I have knowingly and voluntarily decided to sign this Agreement in order to receive the additional employment continuation terms and compensation being offered to me, (3) I fully understand and agreed to be bound by the covenants contained in Exhibit A, and (4) I have been advised by the Company to take counsel from an attorney of my choosing prior to executing this Agreement.

Signature:	/s/ Robert P. Gaffey

Name:	Robert P. Gaffey

Date:	January 3, 2012

EXHIBIT A

RESTRICTIVE COVENANTS

Re:  Robert Gaffey

1                                         Confidentiality.

(a)                                 You will not at any time (x) retain or use for the benefit, purposes or account of yourself or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company.

(b)                                 Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c)                                  Except as otherwise agreed to in writing by the Company, on the last day of the Term, or sooner upon the request and instruction of the Company, you shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware and promptly return any other Company property in your possession.

(d)                                 The provisions of this Section 1 shall survive the termination of the Agreement for any reason.

2                                         Non-Disparagement.  You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its subsidiaries or parent entities, the Company’s officers or directors, or Holding’s shareholders, except for truthful statements that may be made pursuant to legal process, including without limitation in litigation, arbitration or similar dispute resolution proceedings.  The Executive Leadership Team of the Company shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you, except for truthful statements that may be made pursuant to legal process, including, without limitation, in litigation, arbitration or similar dispute resolution proceedings.  This Section 2 shall survive the termination of the Agreement for any reason.

3                                         Non-Competition.  You agree that during the Term, you will not, as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever, become financially interested in, or become employed by, receive any economic benefit from, render services to or advise any entity engaged in any business that competes with the Company (including the contrast media and nuclear medicine business), including, but not limited to, any of following competitors of the Company:  General Electric division that includes contrast media and nuclear medicine businesses, Covidien business units that compete with Lantheus, Pharmalucence, Cardinal Health Nuclear Pharmacy Services, Bayer Schering, Bracco and Draximage.  Notwithstanding the foregoing, this provision shall not prohibit any possible investment in publicly traded stock of a company representing less than two percent of the stock of such company.

4                                         Non-Solicitation.  You agree that you shall not: a) during the Term, (i) induce or attempt to induce (including, without limitation, by soliciting business from or performing services for) any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or (ii) in any way interfere with the relationship between the Company and any of its customers, suppliers, licensors, or other business relations; or b) during the Term, (i) solicit, hire, offer employment to, or in any manner encourage employees of the Company to leave its employ, or (ii) solicit, hire, or offer employment to any former employee of the Company within the first six months after such former employee’s departure from the Company.

5                                         Specific Performance.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Exhibit A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  You agree that, notwithstanding the dispute resolution provision in paragraph 14 of the Agreement, the Company shall be entitled to bring suit in a court of competent jurisdiction located in the State of Massachusetts to obtain temporary and preliminary injunctive relief, and you irrevocably consent to the exclusive jurisdiction of such court to enter temporary and preliminary injunctive relief with respect to your breach or threatened breach of any covenant contained in this Exhibit A.  This Section shall survive the termination of the Agreement for any reason.

6                                         Severability.  If a provision of this Exhibit A is, or but for this Section 6 would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if the time period, geographic scope, business limitation or other relevant feature of that provision were reduced, or part of the provision were deleted, such provision will apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction and any such illegality, invalidity or unenforceability in any jurisdiction will not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.